Exhibit 99.1

Entegris, Inc.

129 Concord Road

Billerica, MA 01821

Via Email

Versum Materials, Inc.

8555 South River Parkway

Tempe, Arizona 85284

Attention:	Guillermo Novo
President and Chief Executive Officer,

March 27, 2019

Ladies and Gentlemen:

Reference is made to the notice dated February 27, 2019 provided by Versum Materials, Inc. (“Versum”) to Entegris, Inc. (“Entegris”) regarding the receipt of an Acquisition Proposal from Merck KGaA, Darmstadt, Germany (the “Merck Proposal”). Terms used herein but not defined have the meaning set forth in the Agreement and Plan of Merger, dated January 27, 2019, by and between Versum and Entegris (the “Merger Agreement”).

Effective upon Versum’s countersignature of this letter, Entegris hereby notifies Versum that, in response to Versum’s request, Entegris agrees that, with respect to the Merck Proposal, Versum may take the actions described in sub-clause (ii) of Section 7.2(b) of the Merger Agreement for a 10 day period commencing on the date hereof without making the Versum Board determination otherwise required for such action by the last clause of Section 7.2(b).

By its countersignature hereto, Versum acknowledges and agrees that the foregoing agreement and waiver is limited solely to the actions set forth above for the time period set forth above, and shall in no manner affect any of its other obligations under the Merger Agreement, which shall remain in full force and effect, unaffected by the terms of this letter.

[Signature Page Follows]

March 27, 2019

Sincerely,

/s/ Greg Graves
Name: Greg Graves
Title: Chief Financial Officer

cc:	Versum Materials, Inc.
8555 South River Parkway Tempe, AZ 85284 Attention: Michael W. Valente Telephone: (480) 482-4302 E-mail: michael.valente@VersumMaterials.com

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017
	Attention:	Mario A. Ponce
Jakob Rendtorff
Telephone: +1 (212) 455-2000
	E-mail:	mponce@stblaw.com
jrendtorff@stblaw.com

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
	Attention:	Mark Gordon
Alison Z. Preiss
Telephone : +1 (212) 403-1000
	E-mail:	mgordon@wlrk.com
azpreiss@wlrk.com

[Counter-Signature Page Follows]

Accepted and Agreed as of the date first written above:

VERSUM MATERIALS, INC.

By:	/s/ Michael W. Valente
Name:	Michael W. Valente
Title:	Senior Vice President, General Counsel